UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2014

EXCEL TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-34698	27-1493212
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

17140 Bernardo Center Drive, Suite 300

San Diego, California 92128

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 613-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On June 20, 2014, Excel Trust, Inc. (the “Company”) entered into an underwriting agreement with Barclays Capital Inc. and Raymond James & Associates, Inc., as representatives of the underwriters (the “Underwriters”), pursuant to which the Company agreed to issue and sell 11,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), plus up to an additional 1,650,000 shares of Common Stock pursuant to the Underwriters’ 30-day option to purchase additional shares, at a price to the public of $13.25 per share. The Underwriters exercised their option to purchase additional shares in full on June 23, 2014. The offering closed on June 25, 2014. Net proceeds from the offering of an aggregate of 12,650,000 shares, after deducting underwriting discounts and estimated offering expenses, were approximately $160.6 million.

The Company intends to use the net proceeds of the offering to partially fund certain property acquisitions which the Company has recently placed under contract, and for other general corporate and working capital purposes. These acquisitions are subject to the completion of due diligence and the satisfaction of other closing conditions. There can be no assurances that these conditions will be satisfied or that the acquisitions will close on the terms described, or at all.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit
1.1	Underwriting Agreement, dated as of June 20, 2014, among Excel Trust, Inc., Excel Trust, L.P. and Barclays Capital Inc. and Raymond James & Associates, Inc., as representatives of the Underwriters
5.1	Opinion of Ballard Spahr LLP
23.1	Consent of Ballard Spahr LLP (contained in the opinion filed as Exhibit 5.1 hereto)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 25, 2014	EXCEL TRUST, INC.

By: /s/ Eric Ottesen
Name: Eric Ottesen Title: Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
1.1	Underwriting Agreement, dated as of June 20, 2014, among Excel Trust, Inc., Excel Trust, L.P. and Barclays Capital Inc. and Raymond James & Associates, Inc., as representatives of the Underwriters
5.1	Opinion of Ballard Spahr LLP
23.1	Consent of Ballard Spahr LLP (contained in the opinion filed as Exhibit 5.1 hereto)